                                                           Exhibit No. EX-99.h.3

                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

November __, 2006

Delaware Group Income Funds
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitation

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the performance of Delaware High Yield  Opportunities  Fund, Delaware Corporate Bond
Fund,  Delaware  Extended  Duration  Bond  Fund  and  Delaware  Delchester  Fund
(collectively,  the "Funds"),  which are series of Delaware  Group Income Funds, the Manager shall waive all or a portion of its investment  advisory fees and/or
reimburse  expenses  (excluding  any  12b-1  plan  expenses,   taxes,  interest,
brokerage fees,  short-sale  dividend and interest  expenses,  certain insurance costs and  non-routine  expenses or costs,  including  but not limited to, those relating to reorganizations,  litigation,  conducting  shareholder  meetings and liquidations  [collectively,  "non-routine  expenses"])  in an aggregate  amount equal to the  amount by which the Funds'  respective  total  operating  expenses
(excluding any 12b-1 plan expenses, taxes, interest,  brokerage fees, short-sale
dividend  and  interest  expenses,   certain  insurance  costs  and  non-routine
expenses)  exceed the amounts  indicated below for the periods  described below.
For  purposes of this  Agreement,  non-routine  expenses  may also  include such additional  costs and  expenses  as may be agreed  upon from time to time by the
Funds' Board and the Manager.

Fund                                     Expense Limitation     Effective Dates

Delaware High Yield Opportunities Fund          0.83%          12/01/06-11/30/07
Delaware Corporate Bond Fund                    0.65%          07/01/07-11/30/07
Delaware Extended Duration Bond Fund            0.65%          12/01/06-11/30/07
Delaware Delchester Fund                        0.87%          12/01/06-11/30/07

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect  on, or make a claim for,  reimbursed  Fund  expenses at any time in the future.

                                        Delaware Management Company, a series of
                                        Delaware Management Business Trust

                                        By: _________________________
                                              Name:
                                              Title:
                                              Date:

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Income Funds

By: _________________________
      Name:
      Title:
      Date: